Exhibit 99.1

FULTON FINANCIAL

CORPORATION

FOR IMMEDIATE RELEASE	Contact: Jeffrey Peeling
Phone: 717-291-2477

FULTON FINANCIAL PRICES $100 MILLION SUBORDINATED NOTES OFFERING

(March 21) – Lancaster, PA —Fulton Financial Corporation (NASDAQ: FULT) announced today that it has priced an offering of $100 million in subordinated notes. The notes were offered in an unregistered offering in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. The transaction is scheduled to close on March 28, 2005.

The notes, which are not redeemable prior to their maturity on April 1, 2015, have an interest rate of 5.35%. The Company intends to use a portion of the net proceeds in connection with its proposed acquisition of SVB Financial Services, Inc., which is expected to close in the third quarter of 2005, and the remainder for general corporate purposes, including repurchases of its common stock.

The subordinated notes are not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer to sell or the solicitation or an offer to buy, nor shall there be any sale of, any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Fulton Financial Corporation is an $11.2 billion Lancaster, Pennsylvania- based financial holding company which operates 218 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia.

Safe Harbor Statement:

This news release may contain forward-looking statements about Fulton Financial Corporation’s future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.

Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, the Corporation’s success in merger and acquisition integration, and customers’ acceptance of the Corporation’s products and services. The Corporation assumes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.